UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 1, 2005

CURATIVE HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	000-50371	51-0467366
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

61 Spit Brook Road
Nashua, New Hampshire 03060

(Address of principal executive offices) (zip code)

(603) 888-1500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On Monday November 7, 2005, Curative Health Services, Inc. and certain of its subsidiaries (the “Company”) entered into a Waiver Agreement dated as of November 4, 2005 (the “Waiver Agreement”) with General Electric Capital Corporation (“GE Capital”).  The Waiver Agreement waived, subject to certain conditions, certain defaults by the Company under its Credit Agreement dated April 23, 2004, as amended (the “Credit Agreement”), with GE Capital.  See Item 2.04 below for more information regarding the Waiver Agreement which information is incorporated herein by reference.  The Waiver Agreement will be filed as an exhibit to the Company’s Form 10-Q for the quarter ended September 30, 2005.

Item 2.04  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously announced in a press release, the Company elected not to make the interest payment due on Tuesday, November 1, 2005 on its 10.75% Senior Notes due 2011 (the “Notes”) and to use the thirty-day grace period under the Indenture dated April 23, 2004 relating to the Notes (the “Indenture”) which must elapse before the failure to make such payment becomes an Event of Default under the Indenture.  The Company also announced at that time that it was engaged in discussions with an ad hoc committee of the holders of the Notes regarding the Company’s financial alternatives.  In the event that the November interest payment is not made prior to the expiration of the thirty-day grace period, then the aggregate principal amount of the Notes (i.e., $185 million), plus the November interest payment (i.e., $9.9 million) and any other amounts due and owing on the Notes could be declared immediately due and payable by the Trustee under the Indenture or by holders of the Notes holding 25% or more of the aggregate principal amount of the Notes.

On or after Wednesday, November 2, 2005, the Company received a letter from GE Capital dated November 2, 2005, notifying the Company that GE Capital considered the Company’s failure to pay the November interest payment on the Notes an event of default under the Credit Agreement, and GE Capital was reserving all of its rights and remedies under the Credit Agreement arising as a result of such event of default.

On Monday, November 7, 2005, the Company entered into the Waiver Agreement dated as of November 4, 2005 with GE Capital. Under the Waiver Agreement, the Company acknowledged the events of default that were the subject of the Waiver Agreement, and GE Capital granted two sets of waivers of certain obligations of the Company under the Credit Agreement.  First, GE Capital granted a waiver of the events of default resulting from the Company’s failure to comply with the total leverage ratio and senior secured leverage ratio financial covenants in the Credit Agreement, in each case solely with respect to the fiscal quarter ended September 30, 2005.  Second, it granted a temporary waiver of the interest payment default resulting from the Company’s failure to pay the November interest payment on the Notes when due.  This temporary waiver remains in effect only until the earlier of December 1, 2005 or the occurrence of any additional event of default under the Credit Agreement; provided that if the Company makes the November interest payment on the Notes, plus any default interest or other amounts then due on the Notes, prior to December 1, 2005, then this temporary waiver of the November interest payment default would become permanent.

In the event that the temporary waiver of the Company’s interest payment default under the Credit Agreement expires without becoming permanent, then GE Capital would be able to declare all of the Company’s obligations under the Credit Agreement immediately due and payable.  As of October 31, 2005 the Company’s aggregate obligations under the Credit Agreement subject to acceleration as described above were $26.5 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 7, 2005

CURATIVE HEALTH SERVICES, INC.

By:	/s/ Thomas Axmacher
Thomas Axmacher
Chief Financial Officer